UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 30, 2014
PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(412) 434-3131

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2014, PPG Industries, Inc. (the “Company”) entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) for the acquisition of Consorcio Comex, S.A. de C.V. and its related companies (collectively, “Comex”) in a cash transaction valued at $2.3 billion. Closing of the transaction is expected to occur in the fourth quarter of 2014, subject to receipt of antitrust regulatory approvals and customary closing conditions. The purchase price is subject to adjustment based on the level of working capital and net debt immediately prior to the closing.

The Purchase Agreement contains representations and warranties of the selling shareholders about the Comex business and various covenants regarding the conduct of the business during the period between signing and closing. Through the transaction, the Company will acquire ownership of Comex brands and other intellectual property. In addition, the selling shareholders have agreed not to compete with the business in areas where Comex is currently doing business, including Mexico and Central America, for a period of three years following the closing.

Under the terms of the Purchase Agreement, the Company has agreed to take commercially reasonable efforts to obtain approval from the relevant antitrust regulatory authorities on or before December 31, 2014 (the “End Date”). If regulatory review is ongoing as of the End Date, either the Company or Comex may elect to extend the End Date for up to 60 days in order for the Company to procure the required approvals.

The Purchase Agreement provides indemnification from the selling shareholders for the benefit of the Company for pre-closing tax and environmental liabilities as well as indemnification for breaches of the representations, warranties, covenants and agreements made by Comex and the selling shareholders in the Purchase Agreement, subject to agreed-upon baskets and caps and specified time limitations. The Company has agreed to provide indemnification for the benefit of the selling shareholders for breaches of the representations, warranties, covenants and agreements made by the Company in the Purchase Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: July 3, 2014	By:	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer